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                                                                    EXHIBIT 99.1

AMKOR TECHNOLOGY                                                    NEWS RELEASE


          AMKOR TECHNOLOGY NEGOTIATING TO ACQUIRE ANAM SEMICONDUCTOR'S
                  THREE REMAINING PACKAGING AND TEST FACTORIES

            $410 MILLION IN NEW CAPITAL COMMITTED FOR THE ACQUISITION

West Chester, PA - November 29, 1999 - Amkor Technology, the world's largest provider of outsourced semiconductor packaging and test services, today announced that it has entered into negotiations with Anam Semiconductor, Inc.
(ASI) for the acquisition of ASI's remaining three packaging and test factories (known as K1, K2 and K3) located in Korea. In connection with the transaction, Amkor would increase its investment in ASI.

The structure and total value of the transaction have not been finalized, however Amkor anticipates that entire transaction would be in the range of $1.3 to $1.4 billion. The transaction would involve purchasing the three factories for approximately $800 million, coupled with an investment in the range of $500 to $600 million in newly issued shares of ASI.

K1, K2 and K3 are established, world-class semiconductor packaging and test facilities with approximately 1.3 million square feet of total manufacturing space, producing a comprehensive range of both traditional and advanced package products. If the transaction is completed, Amkor will own and operate seven semiconductor packaging and test facilities consisting of more than 3.3 million square feet of existing manufacturing and support space, with an additional 1 million square feet available for expansion.

Virtually all of the output of K1, K2 and K3 has been dedicated to Amkor under a long-term Supply Agreement with ASI. For the twelve months ended September 30, 1999 these three factories contributed approximately $750 million of Amkor's $1.5 billion in packaging and test revenue. During this period, Amkor recognized a contractual gross margin of approximately 11.5% on the revenue derived from K1, K2 and K3 under the terms of the Supply Agreement. During the same period, based on information made available to Amkor, Amkor believes these three factories operated with an internal gross margin in the range of 25% - 30%, which is similar to the gross margin achieved by Amkor's established factory in the Philippines.

To facilitate the above transaction, Amkor also announced that it has signed a definitive agreement with a group of international investors for $410 million in new private equity capital. This

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investment will only be made if Amkor proceeds with the acquisition of K1, K2 and K3.

The investor group will invest $410 million in Amkor Convertible Preferred Stock convertible into 20.5 million shares of Amkor common stock, plus warrants to purchase approximately 3.9 million shares of Amkor common stock at a price of $27.50 per share. Amkor and the investor group initiated discussions on the potential investment several months ago and executed a memorandum of understanding in late October.

The above transactions are dependent on the Company obtaining acceptable financing and other standard conditions, including final approval by ASI's shareholders and creditor banks, and the boards of directors of Amkor and ASI.

The private equity investor group was organized by Far East Investment (Korea) Ltd. and jointly led by AIG Global Investment Corporation (Asia) Ltd., Gilbert Global Equity Partners, L.P. and GIC Special Investments Pte. Ltd.

AIG Global Investment Corporation is the investment management subsidiary of American International Group, one of the world's largest financial services organizations. Gilbert Global Equity Partners is an investment partnership formed by Steven J. Gilbert, Frank Russell Company and The Capital Group Companies, Inc. GIC Special Investments is affiliated with the Government of Singapore Investment Corporation, the largest global investment institution in Singapore.

Other investors in the group include Deutsche Bank Securities, Inc., Far East Investment, Investor AB and SCP Private Equity Partners, L.P.

Deutsche Bank Securities, Inc. is an indirect subsidiary of Deutsche Bank AG, the largest bank in the world in terms of assets. Far East Investment is a Korea-based boutique investment firm. Investor AB is the largest Swedish industrial holding company and is a lead shareholder in a number of Sweden's largest companies, including ABB, Ericsson, Saab and Scania. SCP Private Equity Partners is a private equity investment firm and partner of the strategic information company, Safeguard Scientifics, Inc.

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep submicron wafer fabrication; wafer probe, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the

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company's SEC filings and on Amkor's web site: www.amkor.com.


This news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended September 30, 1999.


FOR MORE INFORMATION, CONTACT:

Jeffrey Luth (Investors)                   Peter Brown (Media)
610-431-9600 ext. 5613                     480-821-5000
jluth@amkor.com                            pbrow@amkor.com

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